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                                                              EXHIBIT 99.(a)(12)

                        RALEIGH CAPITAL ASSOCIATES L.P.
                             100 JERICHO QUADRANGLE
                            JERICHO, NEW YORK 11735

Dear Unitholder:

     On December 16, 1996, the General Partner of Arvida/JMB Partners, L.P. filed papers in the Delaware Chancery Court seeking a declaratory judgment the effect of which would be to deny voting rights to anyone who acquired limited partnership units subsequent to the 1987 public offering of units. Raleigh strongly believes that all unitholders have voting rights and that this is a blatant attempt by the General Partner to disenfranchise limited partners and further entrench itself. Unfortunately, one result of the General Partners's actions is to force us to extend again the closing of our offer. The offer is now scheduled to expire at 12:00 midnight on Wednesday, January 15, 1997.

     Separately, we are pleased to report that an Illinois court has issued a preliminary injunction enjoining the $160 million Starwood Financing proposed for the Partnership thus eliminating a condition to the closing of our offer. In issuing the injunction, the Court stated that it was "unpersuaded that the General Partner entered into the proposed financing scheme for any reason other than maintaining its position as General Partner."

     WE ARE ALSO PLEASED TO NOTE THAT THE SPECIAL COMMITTEE OF THE GENERAL PARTNER HAS CHANGED ITS RECOMMENDATION AND IS NOW RECOMMENDING THAT UNITHOLDERS WHO HAVE A CURRENT NEED OR DESIRE FOR LIQUIDITY TENDER THEIR UNITS IN THE OFFER.

     To tender your Units, send a completed and executed copy of the Letter of Transmittal, a copy of which is enclosed, and any documents required by the Letter of Transmittal to The Herman Group using the enclosed pre-addressed, postage paid envelope at:

                             THE HERMAN GROUP, INC.
                      2121 San Jacinto Street, 26th Floor
                            Dallas, Texas 75221-9602

                 Facsimile No. (214) 999-9348 or (214) 999-9323
                      For information call 1-800-992-6146

                                                 RALEIGH CAPITAL ASSOCIATES L.P.